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                                                                   EXHIBIT 10.23

                          TRANSITION SERVICES AGREEMENT

          This TRANSITION SERVICES AGREEMENT (this "AGREEMENT") is made as of February 14, 2002 by and between VERIZON INFORMATION SERVICES INC., a Delaware corporation ("SELLER"), and TSI TELECOMMUNICATION SERVICES INC., a Delaware corporation ("COMPANY").

                               W I T N E S S E T H

          WHEREAS, Seller, the Company, TSI Telecommunication Holdings, Inc., a Delaware corporation ("BUYER"), and TSI Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Buyer ("MERGER SUB"), are parties to that certain Amended and Restated Agreement of Merger dated as of December 7, 2001, as amended and restated as of January 14, 2002 (as amended through the date hereof, the "MERGER AGREEMENT"), pursuant to which Buyer has agreed to acquire the Company through a merger in which Merger Sub merges with and into the Company, with the Company being the surviving corporation;

          WHEREAS, Company has requested that Seller and its Affiliates provide certain services to Company following the Closing, and Seller is willing to provide such services on the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

          Section 1. DEFINITIONS. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Merger Agreement.

          Section 2. SERVICES. During the term hereof, Seller shall, and shall cause its Affiliates to, provide to Company the services listed in Schedule A hereto at the levels (i.e., the hours and scope of service) and for the periods of time set forth in Schedule A, including access to those employees of Seller and its Affiliates and access to those office and computer support systems of Seller and its Affiliates as are reasonably necessary to provide such services (all of the foregoing being hereafter collectively referred to as the "SERVICES"). To the extent that the Services include access to office and computer support systems of Seller and its Affiliates, Company shall use such offices and computer support systems solely for the purpose of receiving Services. Seller shall, and shall cause its Affiliates to, assign such personnel to perform the Services as are reasonably necessary to render the Services in accordance with the terms of this Agreement (such personnel being hereinafter referred to as the "PERSONNEL"). Seller and its Affiliates shall exercise reasonable business judgment in providing the Services and shall otherwise perform the Services consistent with the standards of timeliness, quality and efficiency as they would apply to the performance of similar work performed for themselves and their Affiliates.

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          Section 3. FEES; TERMINATION OF SERVICES. Seller and its Affiliates
shall provide the Services in exchange for the applicable monthly fees therefor as set forth in Schedule A attached hereto. At any time, Company may deliver written notice to Seller to terminate or reduce the scope of provision of any Service, and Seller and its Affiliates will thereafter terminate or reduce the scope of, as applicable, the provision or performance of such Service as soon as is reasonably practicable, but in any event not later than 15 days after such notice is given. For any Services terminated or reduced in accordance with this Section at any time other than the last day of a calendar month, all monthly fees shall be prorated, or, in the case of the reduction in a level of service, reduced proportionately to reflect such reduction in service level, based on the actual number of days during which the applicable Services were performed or provided divided by the actual number of days in the calendar month in which such Services are terminated or reduced; PROVIDED that, notwithstanding any termination or reduction in any Service prior to the three-month anniversary of the date hereof, Company shall pay Seller the aggregate amount of fees payable for all Services delivered (and that would have been delivered but for such termination or reduction) during the period beginning on the Closing Date and ending on such three-month anniversary.

          Section 4. INFORMATION TECHNOLOGY SERVICES.

          (a) The Company acknowledges that Seller and its Affiliates may be required to make capital expenditures and/or use certain licensed computer software to provide Services involving information technology pursuant to this Agreement. Upon Company's prior written consent (which consent shall not be unreasonably withheld), the Company shall reimburse Seller and its Affiliates for reasonable capital expenditures that are necessary for Seller and/or its Affiliates to provide Services involving information technology in the manner specified in Section 2 hereof and for any reasonable licensing fee to permit the use of software in connection with providing Services under this Agreement.

          (b) The parties recognize that their joint cooperation is needed to enable each other to become independent of the other party's information systems and support. To that end, and subject to the confidentiality requirements of
Section 5.9 of the Merger Agreement, each party hereby grants the other a limited license to use its respective historical data and software (to the extent permitted by and subject to restrictions in software licenses from third parties) to the extent that such data and software is necessary for Seller and/or its Affiliates (or permitted third parties) to provide Services hereunder. Upon each party's request, the other party will provide such data and software, in the format in which it currently exists, except to the extent prohibited under applicable third party licenses. If any costs or expenses will be incurred by Seller or Company in carrying out of such licenses, they will be determined in accordance with the provisions of this Agreement and, subject to prior written agreement by both parties, will be borne by the recipient of such licenses. Company and Seller acknowledge that all of the data and software that may be licensed to the other hereunder is licensed "AS IS" and without any representation or warranty, including any representation or warranty of merchantability or fitness for a particular purpose. Each of Company and Seller covenants and agrees that any data or software licensed to it pursuant to this
Section 4 will be used by it and its respective agents only for purposes of providing Services pursuant to this Agreement and that neither Company nor Seller will cause or permit the use of any such data or software by any other party or for any other purpose. The rights and licenses granted herein shall be in addition to, and shall not affect

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the separate rights, licenses and joint-ownership grants set forth in the
Intellectual Property Agreement. Upon any expiration, termination or cancellation of this Agreement, each party shall return to the other party all copies of the data or software in its possession provided pursuant to this
Section 4, except for such data and software which are the subject of the rights and licenses granted to the recipient party pursuant to the Intellectual Property Agreement.

          (c) Seller agrees to permit its and its Affiliates' vendors to continue to support current and former employees of the Company and its Subsidiaries on vendor systems as in effect on the Closing Date that are also used to support current or former employees of Seller and its Affiliates without limitation as to duration.

          Section 5. CONFIDENTIALITY. All disclosures to Company, Buyer or any of their Subsidiaries by Seller or any of its Affiliates pursuant to this Agreement shall be subject to Section 5.9 of the Merger Agreement, and Company shall, and shall cause its Subsidiaries, Buyer and Buyer's Subsidiaries to, comply with the restrictions and obligations of Section 5.9 of the Merger Agreement and with the use restrictions contained in this Agreement. All disclosures to Seller or any of its Affiliates by Company or any of its Subsidiaries pursuant to this Agreement shall be subject to Section 5.9 of the Merger Agreement, and Seller shall, and shall cause its Affiliates to, comply with the restrictions and obligations of Section 5.9 of the Merger Agreement and with the use restrictions contained in this Agreement; PROVIDED that Seller and its Affiliates may disclose Proprietary Business Information (as defined in the Intellectual Property Agreement) (a) to any third Person to whom it delegates its obligation to provide any Service to the extent necessary or desirable to permit such Person to provide such Service or (b) to any third Person with whom it contracts for services in connection with providing any Service to the extent necessary or desirable for such Person to provide such service; PROVIDED FURTHER that if Seller or any of its Affiliates make such disclosures to any such third Person, Seller will advise such third Person of these confidentially obligations and shall be liable for any breach thereof by such Person.

          Section 6. INVOICING; PAYMENT. Not more than 30 days following the end of each calendar month during the term of this Agreement, Seller shall invoice Company for the Services performed under this Agreement during the preceding calendar month. Company shall pay each such invoice in full in immediately available funds within 30 days after the date of such invoice. If Company does not pay Seller in accordance with the preceding sentence within 30 days after the date of any invoice for Services hereunder, (i) all amounts so payable and past due shall accrue interest from the 30th day after the date of such invoice to the date of payment at 8% per annum and (ii) Company shall pay, as additional fees, all costs and expenses incurred by Seller in attempting to collect and collecting amounts due under this Agreement (including but not limited to clauses (i) and (ii) of this sentence), including but not limited to all reasonable attorneys fees and expenses. Company shall pay all such interest and additional fees immediately upon Seller's written demand therefor.

          Section 7. RESPONSIBILITY FOR PERSONNEL. (a) Seller shall have the sole and exclusive responsibility for the Personnel, shall supervise the Personnel and shall cause the Personnel to cooperate with Company and its Affiliates in performing the Services. Seller shall pay and be responsible for any and all premiums, contributions and taxes for workers' compensation insurance, unemployment compensation and disability insurance and all similar

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provisions now or hereafter imposed by any federal, state or local governmental authority that are imposed with respect to or measured by wages, salaries or other compensation paid or to be paid by Seller to the Personnel.

          (b) Each party shall cause its officers, employees, agents and representatives to comply with all reasonable security policies and procedures of the other party while on the premises of the other party.

          Section 8. DISCLAIMER; LIMITED LIABILITY. (a) Seller makes no express or implied representations, warranties, except as expressly provided in Section 2, or guarantees relating to the Services to be performed under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose. However, upon Company's written request, Seller shall pass through benefits of any express warranties received from third parties relating to the Services and shall (at Company's expense) assist Company with any warranty claims related thereto.

          (b) Except as otherwise provided in Section 8(c) below, Seller and its Affiliates shall not be liable, whether in negligence, breach of contract or otherwise, for any expense, claim, loss or damage suffered or incurred by Company or any other Person arising out of or in connection with the rendering of a Service or any failure to provide a Service, except to the extent that such damages are caused by the willful misconduct or gross negligence of Seller or any of its Affiliates. In no event shall Seller or any of its Affiliates be liable for any indirect, special, punitive, exemplary, incidental or consequential expenses, claims, losses or damages of any kind, including, without limitation, loss of profits or business interruption; PROVIDED, however, that this sentence shall not apply to any actual, special or consequential damages, including reasonable costs and expenses, directly arising out of Seller's willful refusal to provide a Service.

          (c) Seller agrees to indemnify and hold harmless Company and its Affiliates from and against any expense, claim, loss or damage (including court costs and reasonable attorneys' fees ("LOSSES")) suffered or incurred by Company and/or any of its Affiliates in connection with either (i) any breach by Seller or any of its Affiliates of its obligations under this Agreement or (ii) the rendering of a Service or any failure to provide a Service, except, in the case of this clause (ii), to the extent that such Losses are caused by the willful misconduct or gross negligence of Company or any of its Affiliates.

          (d) Company shall indemnify and hold harmless Seller and its Affiliates from and against any and all losses, liabilities, damages, costs and expenses incurred as a result of any breach by Company of its obligations hereunder.

          (e) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to provide Services or to make available the benefits under any agreement or arrangement if doing so without the consent of another party thereto would constitute a breach thereof, unless such consent is obtained. If such consent is not obtained, or if providing the Services or making the benefits under any such agreement or arrangement available would affect Seller's right thereunder so that Company would not in fact receive all such benefits, Seller shall upon the written request of Company cooperate, at

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Company's sole expense, in any reasonable arrangement designed to provide the benefits under any such agreement or arrangement. In addition, this Agreement shall be of no force or effect with respect to Sellers' obligation to provide any Services that are dependent upon any agreement or arrangement as to which the other party thereto has objected in writing to making the benefits of such agreement or arrangement available to Company.

          Section 9. NON-SOLICITATION OF EMPLOYEES. For a period of one year from the date of this Agreement, neither Company nor any of its Affiliates shall, without the prior written approval of Seller, directly or indirectly, solicit any employees of Seller or any of its Affiliates who are engaged in, or were engaged in, providing Services to Company hereunder, to terminate their relationship with Seller or such Affiliate, either for itself or for any other person or entity. The foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation (such as a newspaper advertisement or on radio or television) not directed to employees of Seller and its Affiliates providing Services hereunder.

          Section 10. SERVICES RELATED TO PAYROLL. If during any of the Company's two payroll cycles immediately following the Closing Date ADP fails to provide payroll services to the Company, (a) Seller shall deliver to the Company, for distribution to each of the Company's employees, a paycheck payable to each of the Company's employees in an amount equal to the net amount of the paycheck delivered to such employee at the end of the last payroll cycle prior to the Closing Date, (b) the Company shall, within two business days of its receipt of such paychecks, pay to Seller cash in an amount equal to the aggregate amount of all such paychecks, and (c) the Company shall be responsible for paying to the appropriate Governmental Entities and other Persons all amounts required to be withheld from each such employee's gross pay for any such pay cycle, whether for taxes, employee benefits or otherwise.

          Section 11. NOTICES; LIAISONS. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed by certified or registered mail (postage prepaid), receipt requested, or (c) sent by nationally recognized express delivery service to the parties and at the addresses specified herein or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate answerback is received, or (ii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

          If to Company, addressed to:

                   TSI Telecommunication Services Inc.
                   201 North Franklin Street
                   Suite 700
                   Tampa, Florida  33602
                   Attention:  Associate General Counsel
                   Facsimile:  (813) 273-3430

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          With copies to:

                   TSI Telecommunication Holdings, Inc.
                   c/o GTCR Golder Rauner, L.L.C.
                   6100 Sears Tower
                   Chicago, Illinois  60606
                   Attention:  David A. Donnini
                               Collin E. Roche
                   Facsimile:  (312) 382-2201

          and

                   Kirkland & Ellis
                   200 East Randolph Drive
                   Chicago, Illinois 60601
                   Attention:  Stephen L. Ritchie
                   Facsimile:  (312) 861-2200

          and

                   Lehman Commercial Paper Inc.
                   3 World Financial Center
                   New York, New York  10285
                   Attention:  Andrew Keith
                   Facsimile:  (212) 455-2502

          If to Seller:

                   Verizon Information Services Inc.
                   c/o Verizon Communications Inc.
                   1095 Avenue of the Americas
                   41st Floor
                   New York, New York  10036
                   Attention:  Marianne Drost
                   Facsimile:  (212) 597-2558

          With copies to:

                   Verizon Communications Inc.
                   1095 Avenue of the Americas
                   38th Floor
                   New York, New York  10036
                   Attention:   J. Goodwin Bennett
                   Facsimile:   (212) 764-2432

          and

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                   O'Melveny & Myers LLP
                   153 East 53rd Street, 53rd Floor
                   New York, New York  10022
                   Attention:  Gregory P. Patti, Jr.
                   Facsimile:  (212) 326-2061

Joseph Kavalan on behalf of Seller and Wayne Nelson on behalf of Company or such other person(s) as either party shall have last designated by written notice to the other party, shall serve as liaison persons to whom any informal communication respecting any matter relating to this Agreement should first be directed.

          Section 12. TERM; SURVIVAL. (a) The term of this Agreement shall commence as of the date hereof and shall end 30 days after the end of the last service period on Schedule A, unless terminated earlier in accordance with the provisions of this Agreement.

          (b)  Notwithstanding the foregoing paragraph (a):

               (i) Seller may terminate this Agreement upon 10 days written notice to Company upon Company's failure to pay all or any portion of any amount owing to Seller when and as due hereunder unless payment is made during such 10-day period; PROVIDED that this clause (i) shall not apply to Company's failure to pay any amount being disputed in good faith by Company after Seller's receipt of written notice of such dispute;

               (ii) Company may terminate this Agreement at any time upon fifteen days prior written notice to Seller; PROVIDED that, notwithstanding any termination of this Agreement by Company prior to the three-month anniversary of the date hereof, Company shall pay Seller the aggregate amount of fees payable for all Services delivered (and that would have been delivered but for such termination) during the period beginning on the Closing Date and ending on such three-month anniversary; and

               (iii) either party may terminate this Agreement immediately upon written notice to the other party upon the material breach or failure by the other party to perform its obligations arising under this Agreement (other than any nonpayment referred to in the preceding clause (i)), which material breach or failure is not cured within fifteen days after written notice of such breach or failure is given by the non-breaching party to the breaching party.

          (c) Notwithstanding any provision hereof, Sections 5, 7, 8, 9, 13 and 21 shall survive any expiration or termination of this Agreement.

          Section 13. NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended to confer upon any person, other than the parties and their respective permitted assignees, any rights, obligations or liabilities under or by reason of this Agreement.

          Section 14. NO ASSIGNMENT. Neither this Agreement nor any rights or obligations under it are assignable or delegable by Company except that Company may assign its express rights hereunder to (i) any wholly-owned subsidiary of Buyer and (ii) any lenders of Company (as successor to Merger Sub) providing financing for the transactions contemplated the

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Merger Agreement (and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part) as collateral security for such financing.

          Section 15. INDEPENDENT CONTRACTOR. The parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Seller is an independent contractor with respect to Company and its Affiliates in all respects, including, without limitation, the provision of the Services, and (ii) that the parties are not partners, joint venturers, employees or agents of or with each other.

          Section 16. NON-WAIVER. No failure or delay by any party in exercising any remedy, right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other remedy, right, power or privilege.

          Section 17. AMENDMENTS AND WAIVERS. This Agreement (including the schedule hereto) may be amended only by agreement in writing of all parties. The parties hereto agree that this Agreement (including the schedule hereto) also shall not be amended in a manner adverse to Lehman Commercial Paper Inc., as administrative agent for the Company's senior secured credit facility, without such entity's written consent, such consent not to be unreasonably withheld. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          Section 18. SEVERABILITY. Any provision of this Agreement that is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction, provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

          Section 19. FEES AND EXPENSES. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other relief to which it may be entitled, its reasonable attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute. If the prevailing party shall recover a judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgment.

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          Section 20. FORCE MAJEURE; REDUCTION OF SERVICES. Neither party shall be liable for any expense, loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the control of that party, including but not limited to acts of God, acts or regulations of any Governmental Entity, war, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes or shortages of fuel. Nor shall any party be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event.

          Section 21. GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of laws doctrines (other than New York General Obligations Law, Section 5-1401).

          Section 22. COUNTERPARTS. This Agreement and any amendments hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                             TSI TELECOMMUNICATION SERVICES INC.

                                             By: /s/ G. Edward Evans
                                             Name: G. Edward Evans
                                             Title: Chief Executive Officer

                                             VERIZON INFORMATION SERVICES INC.

                                             By: /s/ Katherine J. Harless
                                             Name: Katherine J. Harless
                                             Title: President

                                             By: /s/ Allison Wachendorfer
                                             Name: Allison Wachendorfer
                                             Title: Secretary

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                                   SCHEDULE A

                               TRANSITION SERVICES

          Except as expressly provided in this Schedule A, the following Services will be provided by Seller or one of its Affiliates to Company from the Closing Date to August 14, 2002:

DESCRIPTION OF SERVICE                                                              FEE
----------------------                                                              ---
1. Accounts payable services (including check writing)                              $10,000 per month

2. General ledger/SAP services                                                      $75,000 per month

3. Transferred Employees (as defined in the Merger Agreement and including          On a monthly basis, the Company
   eligible dependents in accordance with Section 6.1(e) of the Merger              shall pay ADP any and all of
   Agreement) shall stay on Verizon's medical,dental and vision plan after the      its service fees and expenses,
   Closing Date with deemed COBRA coverage (exclusive of FRP, which will be         in as well as the cost of
   transferred in accordance with Section 6.2(c)(5) of the Merger                   coverage under the Verizon COBRA
   Agreement).                                                                      arrangements (such cost of coverage
                                                                                    to be processed by ADP in accordance
   -  The Company shall contract with ADP to provide billing administration         with normal Verizon practices for
      to the health carriers for the COBRA coverage, and the Company shall be       COBRA coverage).
      responsible for any and all of ADP's fees and expenses in connection therewith.

4. Payroll services                                                                 $9,240 for two payroll cycles

   - Seller will contract with ADP for the provision of payroll services directly to Company; PROVIDED that, if ADP fails to provide such services, Seller shall provide such services for the two payroll cycles immediately following the Closing as set forth in Section 10.